                                                                     EXHIBIT 4.2

             AMENDED AND RESTATED MANAGEMENT STOCKHOLDERS AGREEMENT

                            DATED AS OF _______, 2006

                                      among

                             CPI INTERNATIONAL, INC.
         (FORMERLY KNOWN AS CPI ACQUISITION CORP. AND CPI HOLDCO, INC.)

                    CYPRESS MERCHANT BANKING PARTNERS II L.P.

                           CYPRESS MERCHANT B II C.V.

                          55TH STREET PARTNERS II L.P.

                            CYPRESS SIDE-BY-SIDE LLC

                                       and

                    THE MANAGEMENT STOCKHOLDERS NAMED HEREIN

             AMENDED AND RESTATED MANAGEMENT STOCKHOLDERS AGREEMENT

     AMENDED AND RESTATED MANAGEMENT STOCKHOLDERS AGREEMENT dated as of
_________, 2006 (this "Agreement") among CPI International, Inc. (formerly known as CPI Acquisition Corp. and CPI Holdco, Inc.), a Delaware corporation (the
"Company"), Cypress Merchant Banking Partners II L.P., a Delaware limited partnership ("Cypress Onshore"), Cypress Merchant B II C.V., a Netherlands
limited partnership ("Cypress Offshore"), 55th Street Partners II L.P., a
Delaware limited partnership ("Cypress 55th Street"), Cypress Side-by-Side LLC,
a Delaware limited liability company ("Cypress Side-by-Side," and together with
Cypress Onshore, Cypress Offshore, Cypress 55th Street, "Cypress"), and certain management stockholders of the Company listed on Schedule I hereto (each such management stockholder is hereinafter referred to as a "Management
Stockholder").

                                   WITNESSETH:

     WHEREAS, all of the parties hereto are parties to the Management
Stockholders Agreement, dated as of January 23, 2004 (the "Original Agreement"), which provided for certain restrictions on the sale, assignment, transfer, encumbrance or other disposition of the Shares, and certain rights, obligations and other agreements in respect of the Shares and the Company, all as set forth therein; and

     WHEREAS, in connection with the contemplated Initial Public Offering (as defined below), and effective upon the consummation thereof, the parties hereto desire to amend and restate the Original Agreement in its entirety, as hereinafter provided;

     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

     Section 1.1. Definitions. As used in this Agreement, the following terms have the following meanings:

     "Affiliate", as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that
Person. For the purposes of this definition "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities (the ownership of more than 50% of the voting securities of an entity shall for purposes of this definition be deemed to be "control"), by contract or otherwise.

     "Agreement" shall have the meaning set forth in the preamble of this
Agreement.

                                      -1-

     "Business Day" shall mean any day that is not a Saturday or Sunday or a day on which banks located in New York City are authorized or required to be closed.

     "Cause" shall mean, unless otherwise defined in a Management Stockholder's
Employment Agreement, (i) the Management Stockholder's continued failure to perform such Management Stockholder's duties (other than as a result of total or partial incapacity due to physical or mental illness) which is not cured for a period of 10 days following written notice by the Company or its Affiliates to the Management Stockholder of such failure, (ii) conviction or plea of guilty or no contest to a (x) felony, or (y) crime involving moral turpitude or the property or business of the Company or its Affiliates, (iii) willful malfeasance or willful misconduct in performance of duties to the Company or its Affiliates, or (iv) breach by the Management Stockholder of the material terms of any non-compete, non-solicitation or confidentiality provisions of this Agreement.

     "Common Stock" shall mean the common stock, par value $0.01 per share, of the Company.

     "Company" shall have the meaning set forth in the preamble of this
Agreement.

     "Competitive Business" shall have the meaning set forth in Section 3.4(b).

     "Confidential Information" shall have the meaning set forth in Section
3.5(c).

     "Cypress" shall have the meaning set forth in the preamble of this
Agreement.

     "Cypress Onshore" shall have the meaning set forth in the preamble of this
Agreement.

     "Cypress Offshore" shall have the meaning set forth in the preamble of this
Agreement.

     "Cypress Side-by-Side" shall have the meaning set forth in the preamble of this Agreement.

     "Cypress 55th Street" shall have the meaning set forth in the preamble of this Agreement.

     "Employment Agreement" shall mean an employment agreement between a
Management Stockholder and the Company or any of its Subsidiaries that is in effect as of the date hereof or that becomes effective at the time of the
Initial Public Offering and continues to be effective thereafter in accordance with its terms.

     "Employment" shall mean (i) a Management Stockholder's employment if the
Management Stockholder is an employee of the Company or any of its Affiliates,
(ii) a Management Stockholder's services as an non-employee director, if the
Management Stockholder is a non-employee member of the board of directors of the
Company or an Affiliate or (iii) a Management Stockholder's services as an independent contractor, vendor or third-party service provider, if the
Management Stockholder is an independent contractor, vendor or third-party service provider to the Company or any of its Affiliates; provided,

                                      -2-

however, that unless otherwise determined by a committee of the board of directors of the Company, a change in a Management Stockholder's status from employee to a consultant shall constitute a termination of employment hereunder.

     "Exchange Act" shall mean the United States Securities and Exchange Act of
1934, as amended, and the rules and regulations promulgated thereunder.

     "Initial Public Offering" shall mean the initial Public Offering (other than pursuant to a registration statement on Form S-8 (or comparable form for a private issuer or otherwise relating to equity securities issuable under any employee benefit plan)) of the Common Stock.

     "Majority Management Stockholders" shall mean, at any time, Management
Stockholders and their Permitted Transferees holding a majority of the number of
Shares (including any Shares issuable upon the conversion, exchange or exercise of Share Equivalents) then outstanding and held by the Management Stockholders and their Permitted Transferees.

     "Management Stockholder" shall have the meaning set forth in the preamble of this Agreement.

     "Original Agreement" shall have the meaning set forth in the recitals of this Agreement.

     "Permitted Transferee" shall mean, with respect to any Management
Stockholder, (a) in the event of such Management Stockholder's death, the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of such Management Stockholder (or their Permitted Transferees), (b) such
Management Stockholder's spouse and lineal descendants and (c) trusts, partnerships, limited liability companies or other entities of which such
Management Stockholder and/or such Management Stockholder's spouse or lineal descendants are the sole owners and beneficiaries.

     "Person" shall mean an individual, partnership, corporation, business trust, joint stock company, limited liability company, unincorporated association, joint venture or other entity of whatever nature.

     "Public Offering" shall mean any public offering of equity securities of the Company pursuant to an effective registration statement under the Securities
Act.

     "Restricted Period" shall have the meaning set forth in Section 3.4(a).

     "Securities Act" shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Senior Manager" shall mean each of the persons listed on Schedule II hereto.

     "Share Equivalents" shall mean securities of any kind (including "phantom"
securities) issued by the Company convertible into or exchangeable for Shares or options,

                                      -3-

warrants or other rights to purchase or subscribe for Shares or securities convertible into or exchangeable for Shares.

     "Shares" shall mean, with respect to any Stockholder, any and all shares of
Common Stock, whether now owned or hereafter acquired (including upon exercise of options, preemptive rights or otherwise), held by such Stockholder.

     "Stockholder" shall mean each of Cypress and the Management Stockholders.

     "Subsidiary" shall mean, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar function at the time directly or indirectly owned by such Person.

                                   ARTICLE II

                              PERMITTED TRANSFEREES

     No Management Stockholder shall Transfer any Shares to a Permitted
Transferee of such Management Stockholder, unless, as a condition precedent to such Transfer, the Permitted Transferee executes an instrument in the form of
Exhibit B hereto or otherwise reasonably satisfactory to the Company agreeing to be bound hereby as a Permitted Transferee of such Management Stockholder;
provided, however, the foregoing restriction shall not apply after the
Piggy-Back Termination Date (as defined in Exhibit C); provided, further, the foregoing restriction shall not apply to Transfers to parties that are not
Permitted Transferees.

                                  ARTICLE III

                             RIGHTS AND OBLIGATIONS
                   OF MANAGEMENT STOCKHOLDERS AND THE COMPANY

     Section 3.1. [Intentionally Omitted]

     Section 3.2. Registration Rights. The Company hereby grants to the
Management Stockholders (and their Permitted Transferees) the registration and other rights set forth in, and the Management Stockholders (and their Permitted
Transferees) agree to comply with the terms and conditions contained in, Exhibit
C hereto.

     Section 3.3. [Intentionally Omitted]

     Section 3.4. Covenant Not to Compete; Non-Solicitation. Each Senior Manager
acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Subsidiaries and accordingly agrees that, if such Senior
Manager is subject to an Employment Agreement, he/she will abide by the non-competition and non-solicitation covenants contained therein, which are incorporated herein by reference with respect to such Senior Manager. If no such covenants are contained in the Employment Agreement or if

                                      -4-

there is no such agreement, then each Senior Manager agrees, subject to Section
3.4(f), as follows:

          (a) During the term of Employment by the Company or any of its
Subsidiaries and for the period of time set forth on Schedule II opposite such
Senior Manager's name following the date such Senior Manager ceases to be employed by the Company for any reason (the "Restricted Period"), such Senior
Manager will not, whether on his/her own behalf or on behalf of or in conjunction with any Person, directly or indirectly solicit or assist in soliciting in competition with the Company or any of its Subsidiaries, the business of any client or prospective client:

               (i) with whom such Senior Manager had personal contact or
     dealings on behalf of the Company or its Subsidiaries during the one year period preceding such Senior Manager's termination of Employment;

               (ii) with whom employees reporting to such Senior Manager have had personal contact or dealings on behalf of the Company or any of its
     Subsidiaries during the one year immediately preceding such Senior
     Manager's termination of Employment; or

               (iii) for whom such Senior Manager had direct or indirect
     responsibility during the one year immediately preceding such Senior
     Manager's termination of Employment.

          (b) During the Restricted Period, such Senior Manager will not directly or indirectly:

               (i) engage in any business that competes with the business of the
     Company or its Subsidiaries (including, without limitation, businesses which the Company or its Subsidiaries have specific plans to conduct in the future and as to which such Senior Manager is aware of such planning) in any geographic area in which the Company or its Subsidiaries conducts such business (a "Competitive Business");

               (ii) enter the employ of, or render any services to, any Person
     (or any division or controlled or controlling Affiliate of any Person) who or which engages in a Competitive Business;

               (iii) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

               (iv) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this
     Agreement) between the Company or any of its Subsidiaries, on the one hand, and customers, clients, suppliers partners, members or investors of the
     Company or its Subsidiaries, on the other hand.

                                      -5-

          (c) During the Restricted Period, such Senior Manager will not, whether on such Senior Manager's own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

               (i) solicit or encourage any employee of the Company or its
     Subsidiaries to leave the Employment of the Company or its Subsidiaries
     (except in cases during a Senior Manager's Employment where such Senior
     Manager reasonably believes such action to be in the best interests of the
     Company or its Subsidiaries); or

               (ii) hire any such employee who was employed by the Company or its Subsidiaries as of the date of such Senior Manager's termination of
     Employment with the Company or who left the Employment of the Company or its Subsidiaries coincident with, or within one year prior to, the termination of such Senior Manager's Employment with the Company (other than any such employee whose Employment with the Company is terminated by the Company without Cause).

          (d) During the Restricted Period, such Senior Manager will not, directly or indirectly, encourage or solicit to cease to work with the Company or its Subsidiaries any consultant then under contract with the Company or its
Subsidiaries.

          (e) Notwithstanding anything to the contrary in this Agreement, any
Senior Manager may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its
Subsidiaries which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Senior Manager (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such
Person.

          (f) It is expressly understood and agreed that although the Senior
Managers and the Company consider the restrictions contained in this Section 3.4 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the relevant
Senior Manager, the provisions of this Agreement will not be rendered void but will be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding will not affect the enforceability of any of the other restrictions contained herein.

     Section 3.5. Confidential Information. (a) No Management Stockholder will at any time (whether during or after such Management Stockholder's employment with the Company) (i) retain or use for the benefit, purposes or account of such
Management Stockholder or any other Person; or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company
(other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or

                                      -6-

confidential information - including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, business strategies, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approval - concerning the past, current or future business, activities and operations of the Company, its subsidiaries,
Affiliates or any third party that has disclosed or provided any of same to the
Company on a confidential basis ("Confidential Information") without the prior written authorization of the board of directors of the Company.

          (b) "Confidential Information" will not include any information that is (i) generally known to the industry or the public other than as a result of such Management Stockholder's breach of this covenant or any breach of other confidentiality obligations by third parties; (ii) made legitimately available to the Management Stockholder by a third party without breach of any confidentiality obligation; or (iii) required by law or a court of competent jurisdiction to be disclosed; provided that such Management Stockholder will give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

          (c) [Intentionally Omitted]

          (d) Upon termination of such Management Stockholder's employment for any reason, the Management Stockholder will (i) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the
Company or its Affiliates; (ii) immediately destroy, delete, or return to the
Company, at the Company's option, all originals and copies in any form or medium
(including memoranda, books, papers, plans, computer files, letters and other data) in such Management Stockholder's possession or control (including any of the foregoing stored or located in the Management Stockholder's office, home, laptop or other computer, whether or not Company property) that contain
Confidential Information or otherwise relate to the business of the Company and its Affiliates, except that such Management Stockholder may retain only those portions of any personal notes, notebooks and diaries that do not contain any
Confidential Information; and (iii) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which the Management Stockholder is or becomes aware

     Section 3.6. [Intentionally Omitted]

                                   ARTICLE IV

                                  MISCELLANEOUS

     Section 4.1. [Intentionally Omitted]

                                      -7-

     Section 4.2. [Intentionally Omitted]

     Section 4.3. Employment by the Company. Nothing contained in this Agreement or any option agreement entered into by the Company and any Management
Stockholder (a) obligates the Company or any Subsidiary or Affiliate of the
Company to employ any Management Stockholder or his/her Permitted Transferees in
any capacity whatsoever or (b) prohibits or restricts the Company (or any such
Subsidiary or Affiliate) from terminating the Employment of any Management
Stockholder at any time or for any reason whatsoever, with or without Cause, and each of the Management Stockholders and their Permitted Transferees hereby acknowledges and agrees that neither the Company nor any other Person has made any representations or promises in this Agreement or in any option agreement to such Management Stockholder or Permitted Transferee concerning such person's
Employment or continued Employment by the Company or any Subsidiary or Affiliate
of the Company.

     Section 4.4. [Intentionally Omitted]

     Section 4.5. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

     Section 4.6. No Waivers, Amendments.

          (a) Except as expressly set forth herein, no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          (b) Any amendment, modification or supplement to this Agreement shall not be enforced against any party hereto unless such amendment, modification or supplement is signed by the Company and the Majority Management Stockholders,
provided, however that notwithstanding the foregoing, any amendment, modification or supplement to this Agreement with respect to a matter that does not directly or indirectly adversely affect the rights of any of the Management
Stockholders shall be enforceable without requiring that such amendment, modification or supplement be signed by the Majority Management Stockholders.

          (c) Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed by the party against whom the enforcement of such waiver is sought.

     Section 4.7. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telex, telecopier or similar writing) and shall be given to such party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereinafter specify for the purpose to the party giving such notice. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified

                                      -8-

in this Section and the appropriate answerback is received or, (b) if given by overnight courier or express mail service, when delivery is confirmed or, (c) if given by any other means, when delivered at the address specified in this
Section 4.7. In each case, notice shall be sent to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (i)   if to the Company:

                     CPI International, Inc.
                     811 Hansen Way, Mail Stop A-028
                     Palo Alto, California 94303
                     Attention: Joel A. Littman
                     Telecopier: (650) 846-3276

                     with a copy to:

                     Irell & Manella LLP
                     1800 Avenue of the Stars, Suite 900
                     Los Angeles, California 90067
                     Attention: Richard C. Wirthlin
                     Telecopier: (310) 203-7199

               (ii)  if to Cypress:

                     c/o The Cypress Group L.L.C.
                     65 East 55th Street
                     New York, New York 10022
                     Attention: Michael F. Finley
                     Telecopier: (212) 705-0199

                     with a copy to:

                     Simpson Thacher & Bartlett LLP
                     425 Lexington Avenue
                     New York, New York 10017
                     Attention: Marni J. Lerner
                     Telecopier: (212) 455-2502

               (iii) if to a Management Stockholder, at the address for such
     Management Stockholder listed below such Management Stockholder's signature hereto.

     Section 4.8. Term of Agreement. This Agreement shall terminate (a) in full on the earlier to occur of (i) January 23, 2014 (provided that the registration rights in Exhibit C hereto shall survive any such termination until such time as all Management Stockholders hold no Registrable Securities) and (ii) when all
Management Stockholders cease to beneficially own any Shares, and, if earlier,
(b) with respect to any Management Stockholder, when such Management Stockholder ceases to beneficially own any Shares;

                                      -9-

provided that any termination pursuant to this Section 4.8 will not relieve any party for any liability arising from a breach of representation, warranty, covenant or agreement occurring prior to such termination. Notwithstanding the foregoing, Section 5.3 (Holdback Agreements) of Exhibit C shall terminate on the second anniversary of the date of the Initial Public Offering.

     Section 4.9. Inspection. So long as this Agreement shall be in effect, this
Agreement and any amendments hereto shall be made available for inspection by any Management Stockholder at the principal offices of the Company.

     Section 4.10. GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT
SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF
DELAWARE. Each of the parties hereto hereby (a) submits to the jurisdiction of the courts of the State of Delaware and the United States District Court for the
District of Delaware with respect to matters arising out of or relating hereto,
(b) agrees that all claims with respect to such matters may be heard and determined in an action or proceeding in such Delaware courts, and (c) agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     Section 4.11. Section Headings. The section headings contained in this
Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     Section 4.12. Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, written or oral, relating to the subject matter hereof.

     Section 4.13. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this
Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdictions, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

     Section 4.14. Counterparts. This Agreement may be signed in counterparts, each of which shall constitute an original and which together shall constitute one and the same agreement.

     Section 4.15. Parties in Interest. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and Permitted Transferees. Except as expressly set forth herein, neither this Agreement nor any of their rights hereunder shall be assigned by any of the parties hereto who are not Permitted Transferees without the prior written consent of the other parties.

                                      -10-

     Section 4.16. Enforcement; Further Assurances.

          (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

          (b) The parties hereto agree to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments, agreements and documents, and to do all such other acts and things, as may be required by law or as may be necessary or advisable to carry out the intent and purposes of this
Agreement.

     Section 4.17. Advice of Counsel. Each Management Stockholder and Permitted
Transferee of a Management Stockholder acknowledges that, in executing this
Agreement, he or she has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement.

     Section 4.18. Amendment and Restatement of Original Agreement;
Effectiveness of Agreement. The parties hereto intend that this Agreement shall amend and restate, and shall supersede in all respects, the Original Agreement.
Notwithstanding anything to the contrary contained herein, this Agreement shall become effective upon the consummation of the Initial Public Offering. In the event that the Initial Public Offering shall not be consummated, this Agreement shall be null and void and shall have no force or effect.

     Section 4.19. Additional Parties to this Agreement. Except for Permitted
Transferees of a Management Stockholder who become a party hereto by executing and delivering to the Company an instrument in the form of Exhibit B hereto or otherwise reasonably satisfactory to the Company, no additional Persons shall become a party hereto.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                      -11-

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

                                     CPI INTERNATIONAL, INC.

                                     By:
                                        ----------------------------------------
                                        Name:
                                        Title:

                                     CYPRESS MERCHANT BANKING PARTNERS II L.P.

                                     By: Cypress Associates II LLC, as general
                                         partner

                                     By:
                                        ----------------------------------------
                                        Name:
                                        Title:

                                     CYPRESS MERCHANT B II C.V.

                                     By: Cypress Associates II LLC, as managing
                                         general partner

                                     By:
                                        ----------------------------------------
                                        Name:
                                        Title:

                                     CYPRESS SIDE-BY-SIDE LLC

                                     By:
                                        ----------------------------------------
                                        Name:
                                        Title:

                                     55TH STREET PARTNERS II L.P.

                                     By: Cypress Associates II LLC, as
                                         general partner

                                     By:
                                        ----------------------------------------
                                        Name:
                                        Title:

                                     Joe Caldarelli

                                     ___________________________________________
                                     Address:

                                     ___________________________________________

                                     ___________________________________________

                                     ___________________________________________

                                     Fax:
                                          ______________________________________

                                     Robert Fickett

                                     ___________________________________________
                                     Address:

                                     ___________________________________________

                                     ___________________________________________

                                     ___________________________________________

                                     Fax:
                                          ______________________________________

                                     Don Coleman

                                     ___________________________________________
                                     Address:

                                     ___________________________________________

                                     ___________________________________________

                                     ___________________________________________

                                     Fax:
                                          ______________________________________

                                     Joel Littman

                                     ___________________________________________
                                     Address:

                                     ___________________________________________

                                     ___________________________________________

                                     ___________________________________________

                                     Fax:
                                          ______________________________________

                                      -2-

                                     Mike Cheng

                                     ___________________________________________
                                     Address:

                                     ___________________________________________

                                     ___________________________________________

                                     ___________________________________________

                                     Fax:
                                          ______________________________________

                                     John Beighley

                                     ___________________________________________
                                     Address:

                                     ___________________________________________

                                     ___________________________________________

                                     ___________________________________________

                                     Fax:
                                          ______________________________________

                                     Michael Targoff

                                     ___________________________________________
                                     Address:

                                     ___________________________________________

                                     ___________________________________________

                                     ___________________________________________

                                     Fax:
                                          ______________________________________

                                     Chris Toffales

                                     ___________________________________________
                                     Address:

                                     ___________________________________________

                                     ___________________________________________

                                     ___________________________________________

                                     Fax:
                                          ______________________________________

                                      -3-

                                                                      SCHEDULE I

                             MANAGEMENT STOCKHOLDERS

Joe Caldarelli

Robert Fickett

Don Coleman

Joel Littman

Mike Cheng

John Beighley

Michael Targoff

Chris Toffales

                                                                     SCHEDULE II

                                 SENIOR MANAGERS

Name             Restricted Period
----             -----------------

Joe Caldarelli   18 months

Robert Fickett   18 months

Don Coleman      12 months

Joel Littman     18 months

Mike Cheng       12 months

John Beighley    12 months

                                                                       EXHIBIT A

                             [Intentionally Omitted]

                                                                       EXHIBIT B

                              PERMITTED TRANSFEREE
                          FORM OF AGREEMENT TO BE BOUND

                                     [DATE]

To the Parties to the
     Amended and Restated Management Stockholders Agreement
     dated as of __________, 2006

Ladies and Gentlemen:

     Reference is made to the Amended and Restated Management Stockholders
Agreement, dated as of __________, 2006 (as may be amended, supplemented or modified from time to time in accordance with the terms thereof, the "Management
Stockholders Agreement"), among CPI International, Inc., Cypress Merchant
Banking Partners II L.P., Cypress Merchant B II C.V., 55th Street Partners II
L.P., Cypress Side-by-Side LLC, and the stockholders listed on Schedule 1 thereto and each other Permitted Transferee who shall become party to the
Management Stockholders Agreement as provided therein, as the same may be subsequently modified, supplemented or amended in accordance with its terms.
Capitalized terms used herein and not defined have the meanings ascribed to them in the Management Stockholders Agreement.

     In consideration of the mutual covenants and agreements contained in the
Management Stockholders Agreement, the undersigned hereby confirms and agrees that it shall be bound by all of the provisions thereof as a Permitted
Transferee of [Name of Transferor].

     This letter shall be construed and enforced in accordance with the laws of
Delaware.

                                     Very truly yours,

                                     ----------------------------------
                                     [Permitted Transferee]

                                                                       EXHIBIT C

                               REGISTRATION RIGHTS

                                    ARTICLE I
                                   DEFINITIONS

     Section 1.1. Definitions. Terms defined in the Amended and Restated
Management Stockholders Agreement, dated as of ____________, 2006 (as may be amended, supplemented or modified from time to time in accordance with the terms thereof, the "Management Stockholders Agreement"), among CPI International,
Inc., Cypress Merchant Banking Partners II L.P., Cypress Merchant B II C.V.,
55th Street Partners II L.P., Cypress Side-by-Side LLC, and the stockholders listed on Schedule I thereto and each other person who shall become party to the
Management Stockholders Agreement as provided therein, are used herein as therein defined. In addition, the following terms shall have the meanings ascribed to them below:

     "Commission" means the United States Securities and Exchange Commission.

     "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

     "Holder" means any Management Stockholder and any Permitted Transferee of a
Management Stockholder, in each case holding Registrable Securities.

     "Indemnified Party" has the meaning set forth in Section 4.3.

     "Indemnifying Party" has the meaning set forth in Section 4.3.

     "Inspectors" has the meaning set forth in Section 3.1(h).

     "Piggy-Back Registration" has the meaning set forth in Section 2.1.

     "Records" has the meaning set forth in Section 3.1(h).

     "Registrable Security" means any outstanding shares of Common Stock held by a Holder as of the date of the Initial Public Offering or shares of Common Stock issuable pursuant to stock options held by a Holder as of the date of the
Initial Public Offering (whether or not such options are vested at the time of the Initial Public Offering) until (i) a registration statement covering such
Common Stock has been declared effective by the Commission and such stock has been disposed of pursuant to such effective registration statement, (ii) such stock is sold pursuant to Rule 144 (or any similar provisions then in force)
under the Securities Act or (iii) such stock is eligible to be sold pursuant to
Rule 144(k) (or any similar provision then in force) under the Securities Act.

     "Registration Expenses" has the meaning set forth in Section 3.2.

     "Selling Holder" means a Holder who is selling Registrable Securities pursuant to a registration statement under the Securities Act.

     "Underwriter" means a securities dealer who purchases any Registrable
Securities as principal in an underwritten offering and not as part of such dealer's market-making activities.

                                   ARTICLE II
                               REGISTRATION RIGHTS

     Section 2.1. Piggy-Back Registration. If at any time following the consummation of an Initial Public Offering the Company proposes to file a registration statement under the Securities Act with respect to an offering by the Company for its own account and/or for the account of any of its security holders of any common stock (other than (i) a registration statement on Form S-4
(or F-4) or S-8 (or any substitute form that may be adopted by the Commission)
or (ii) a registration statement filed in connection with an exchange offer or an offering of securities solely to the Company's existing securityholders), then the Company shall give written notice of such proposed filing to the
Holders as soon as practicable (but in no event less than 15 days before the anticipated filing date), and such notice shall identify the anticipated filing date and offer such Holders the opportunity to register such number of shares of
Registrable Securities as each such Holder may request (which request shall specify the Registrable Securities intended to be disposed of by such Holder and the intended method of distribution thereof and shall be delivered to the
Company at least two days prior to the anticipated filing date) (a "Piggy-Back
Registration"). The Company shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a
Piggy-Back Registration to be included on the same terms and conditions to permit the sale or other disposition of such Registrable Securities in accordance with the intended method of distribution thereof. Any Holder shall have the right to withdraw its request for inclusion of its Registrable
Securities in any registration statement pursuant to this Section 2.1 by giving written notice to the Company of its request to withdraw. The Company may withdraw a Piggy-Back Registration at any time prior to the time it becomes effective, provided that, in such event, the Company shall reimburse Holders requested to be included in such Piggy-Back Registration for all Registration
Expenses (including reasonable counsel fees and expenses) incurred prior to such withdrawal; provided, further, a Holder shall not be eligible for piggy-back registration rights pursuant to this Section 2.1 with respect to any registration statements which are initially filed by the Company after the
Piggy-Back Termination Date with respect to such Holder (or offerings made after such Piggy-Back Termination Date pursuant to shelf registration statements previously on file). For these purposes, the "Piggy-Back Termination Date" shall mean the second anniversary of the Company's Initial Public Offering; provided, however, with respect to any Holder whose status as an employee or director of the Company or its subsidiaries terminates prior to such second anniversary, the
Holder may, by written notice to the Company, elect to have the Piggy-Back
Termination Date (with respect to such Holder and his Permitted Transferees only) occur any date after the date of such termination of employee or director status and before such second anniversary.

                                      -2-

     Section 2.2. Reduction of Offering. Notwithstanding anything contained herein, if the managing Underwriter(s) of an offering described in Section 2.1 determine that the offering that the Holders, the Company and/or such other
Persons intend to make is such that the success of the offering would be materially and adversely affected by inclusion of the Registrable Securities requested to be included, then the Company shall include in such registration:
(i) first, the shares, if any, proposed to be registered by the Company for its own account or for the account of a holder exercising "demand registration rights"; and (ii) second, an amount of securities requested to be included in such registration (including pursuant to Section 2.1) by the holders exercising
"piggy-back registration rights" (such amount to be allocated among such holders in proportion to the number of shares of Common Stock held by such holders).
Holders may not sell shares in a Public Offering if the managing Underwriter(s)
determine in their reasonable business judgment that such participation will have an adverse impact on such Public Offering. Notwithstanding any provision in this Agreement to the contrary, no Holder may exercise piggyback registration rights to the extent it would otherwise result in the sale by him or her, on a cumulative basis taking into account all prior sales, of a greater percentage of the Common Stock that has ever been held by him than the percentage equal to the cumulative shares of Common Stock sold by Cypress divided by the total shares of
Common Stock ever held by Cypress. The Holders agree that they will not sell any shares in an Initial Public Offering.

                                  ARTICLE III
                             REGISTRATION PROCEDURES

     Section 3.1. Filings; Information. Whenever the Holders have requested that any Registrable Securities be registered pursuant to this agreement, the Company will use its reasonable efforts to effect the registration of such Registrable
Securities in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request:

          (a) The Company will as expeditiously as practicable prepare and file with the Commission a registration statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof (it being understood that the Company shall use Form S-3 (or any replacement form) if such form is then available), and use its commercially reasonable efforts to cause such filed registration statement to become effective.

          (b) The Company will prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the Selling Holder or
Selling Holders thereof set forth in such registration statement.

          (c) The Company will, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to each Selling
Holder, counsel

                                      -3-

representing any Selling Holders, and each Underwriter, if any, of the
Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, together with exhibits thereto, which documents will be subject to review by the foregoing within 5 Business
Days after delivery, and thereafter furnish to such Selling Holder, counsel and
Underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Selling Holder or Underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such
Selling Holder.

          (d) After the filing of the registration statement, the Company will promptly notify each Selling Holder covered by such registration statement of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

          (e) The Company will use its commercially reasonable efforts to (i)
register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions in the United States and such other jurisdictions as any Selling Holder reasonably (in light of such Selling
Holder's intended plan of distribution) requests and (ii) cause such Registrable
Securities to be registered with or approved by such other governmental agencies or authorities in the United States as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Selling Holder to consummate the disposition of the Registrable Securities owned by such Selling
Holder; provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

          (f) The Company will immediately notify each Selling Holder of such
Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and will promptly make available to each
Selling Holder any such supplement or amendment.

          (g) The Company will enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the intended plan of distribution of the Selling Holders.

          (h) The Company will deliver promptly to each Selling Holder of such
Registrable Securities and each Underwriter, if any, subject to restrictions imposed by the United States federal government or any agency or instrumentality thereof, copies of all correspondence between the Commission and the Company and its counsel or auditors and

                                      -4-

all memoranda relating to discussions with the Commission or its staff with respect to the registration statement and make available for inspection by any
Selling Holder of such Registrable Securities, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any such Selling Holder or
Underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the
"Records"), as shall be reasonably necessary to enable them to perform a reasonable and customary due diligence investigation, and cause the Company's officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records which the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless
(i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the disclosure or release of such Records is requested or required pursuant to oral questions, interrogatories, requests for information or documents or a subpoena or other order from a court of competent jurisdiction or other process; provided that prior to any disclosure or release pursuant to clause (ii), the Inspectors shall provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order or waive such
Inspectors' obligation not to disclose such Records; and provided, further, that if failing the entry of a protective order or the waiver by the Company permitting the disclosure or release of such Records, the Inspectors, upon advice of counsel, are compelled to disclose such Records, the Inspectors may disclose that portion of the Records which counsel has advised the Inspectors that the Inspectors are compelled to disclose. Each Selling Holder of such
Registrable Securities agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the
Company and allow the Company at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

          (i) The Company will furnish to each Underwriter, if any, (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the managing Underwriter, if any, therefor reasonably requests.

          (j) The Company will use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158
thereunder.

          (k) The Company will use its commercially reasonable efforts (a) to cause all such Registrable Securities to be listed on a national securities exchange (if such shares are not already so listed) and on each additional national securities exchange on which similar securities issued by the Company are then listed (if any), if the listing of such Registrable Securities is then permitted under the rules of such exchange or (b) to secure designation of all such Registrable Securities covered by such registration statement as a

                                      -5-

NASDAQ "national market system security" within the meaning of Rule 11Aa2-1 of the Commission or, failing that, to secure NASDAQ authorization for such
Registrable Securities and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such
Registrable Securities with the NASD.

          (l) The Company will appoint a transfer agent and registrar for all such Registrable Securities covered by such registration statement not later than the effective date of such registration statement.

          The Company may require each Selling Holder of Registrable Securities to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.

          Each Selling Holder agrees that, upon receipt of any notice from the
Company of the happening of any event of the kind described in Section 3.1(f)
hereof, such Selling Holder will forthwith discontinue disposition of
Registrable Securities pursuant to the registration statement covering such
Registrable Securities until such Selling Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.1(f) hereof, and, if so directed by the Company such Selling Holder will deliver to the Company all copies, other than permanent file copies then in such Selling Holder's possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in
Section 3.1(b) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Section 3.1(f) hereof to the date when the Company shall make available to the Selling Holders of
Registrable Securities covered by such registration statement a prospectus supplemented or amended to conform with the requirements of Section 3.1(f)
hereof.

     Section 3.2. Registration Expenses. In connection with any registration statement filed pursuant to Section 2.1, the Company shall pay the following registration expenses incurred in connection with the registration hereunder
(the "Registration Expenses"): (i) all registration and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) the
Company's internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties),
(v) fees and expenses incurred in connection with the listing of the Registrable
Securities, (vi) reasonable fees and disbursements of counsel for the Company and not more than one counsel for the Selling Holders, as may be chosen by a majority of the Selling Holders, and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested pursuant to Section 3.1(i) hereof) and (vii) reasonable fees and expenses of any special experts retained by the Company in connection with such registration.
The Company shall have no

                                      -6-

obligation to pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities.

                                   ARTICLE IV
                        INDEMNIFICATION AND CONTRIBUTION

     Section 4.1. Indemnification by the Company. To the fullest extent permitted by law, the Company agrees to indemnify and hold harmless each Selling
Holder of Registrable Securities, its officers, directors, employees and agents, and each person, if any, who controls such Selling Holder within the meaning of the Securities Act from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of
Common Stock) to which such Selling Holder, officer, director, employee or agent or controlling Person may become subject under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement, preliminary prospectus or final prospectus or any amendment or supplement thereto relating to the Registrable
Securities or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and shall reimburse each Selling Holder and each such officer, director, employee, agent and controlling Person for any legal and other expenses reasonably incurred by that Selling Holder, officer, director, employee, agent or controlling Person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred, except insofar as the same are contained in any information furnished in writing to the Company by such Selling
Holder expressly for use therein; provided, however, that the Company shall not be liable to any Selling Holder or such Person's directors, officers, agents or controlling Persons, in any such case for any such loss, claim, damage or liability to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in conformity with written information relating to such Selling Holder furnished to the Company by such
Selling Holder expressly for inclusion therein in connection with such registration; and, provided, further, that as to any preliminary prospectus or any final prospectus, this indemnity agreement shall not inure to the benefit of any Selling Holder or such Person's directors, officers, agents or controlling
Persons, on account of any loss, claim, damage or liability arising from the sale of Registrable Securities to any Person by such Selling Holder if such
Selling Holder or its representatives failed to send or give a copy of the final prospectus or a prospectus supplement, as the case may be (excluding documents incorporated by reference therein), as the same may be amended or supplemented, to that Person within the time required by the Securities Act, and the untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact in such preliminary prospectus or final prospectus was corrected in the final prospectus or such prospectus supplement, as the case may be (excluding documents incorporated by reference therein), unless such failure resulted from the non-compliance by the Company with Section
3.1(f). The Company also agrees to indemnify any Underwriters of the Registrable
Securities, their officers and directors and each Person who controls such
Underwriters on substantially the same basis as

                                      -7-

that of the indemnification of the Selling Holders provided in this Section 4.1.
The indemnities provided by this Section 4.1 shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling
Holder or Underwriter.

     Section 4.2. Indemnification by Holders of Registrable Securities. To the
fullest extent permitted by law, each Selling Holder agrees, severally but not jointly, to indemnify and hold harmless the Company its officers, directors and agents and each Person, if any, who controls the Company within the meaning of the Securities Act to the same extent as the indemnity from the Company to such
Selling Holder pursuant to clauses (i) and (ii) of Section 4.1, but only with reference to information related to such Selling Holder furnished in writing by such Selling Holder or on such Selling Holder's behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus; provided that the obligation to indemnify will be individual to each Selling Holder and will be limited to the net amount of proceeds received by such Selling Holder from the sale of Registrable Securities pursuant to such Registration Statement.
Each Selling Holder also agrees to indemnify and hold harmless Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 4.2, subject to the proviso in the first sentence of this Section 4.2. Notwithstanding the foregoing, the indemnity set forth in this Section 4.2, shall not apply to amounts paid in settlements effected without the consent of such Selling Holder
(which consent shall not be unreasonably withheld or delayed).

     Section 4.3. Conduct of Indemnification Proceedings. Promptly after receipt by any person in respect of which indemnity may be sought pursuant to Section
4.1 or 4.2 (an "Indemnified Party") of notice of any claim or the commencement of any action, the Indemnified Party shall, if a claim in respect thereof is to be made against the person against whom such indemnity may be sought (an
"Indemnifying Party") notify the Indemnifying Party in writing of the claim or the commencement of such action, provided that the failure to notify the
Indemnifying Party shall not relieve it from any liability which it may have to an Indemnified Party otherwise than under Section 4.1 or 4.2, except to the extent of any actual prejudice resulting therefrom. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the
Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the
Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the
Indemnifying Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the
Indemnified Party shall have mutually agreed to the retention of such counsel or
(ii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or

                                      -8-

potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified
Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

     Section 4.4. Contribution. If the indemnification provided for in this
Article IV is unavailable to the Indemnified Parties in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each such
Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses (i) as between the
Company and the Selling Holders on the one hand and the Underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Holders on the one hand and the
Underwriters on the other from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and the Selling Holders on the one hand and of the
Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between the Company on the one hand and each Selling Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each Selling Holder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and the
Selling Holders on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses)
received by the Company and the Selling Holders bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company and the Selling Holders on the one hand and of the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Selling Holders or by the Underwriters. The relative fault of the
Company on the one hand and of each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties'
relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     The Company and the Selling Holders agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or

                                      -9-

other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the
Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Selling Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Selling Holder were offered to the public (less underwriting discounts and commissions) exceeds the amount of any damages which such Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Each Selling
Holder's obligations to contribute pursuant to this Section 4.4 are several in proportion to the proceeds of the offering received by such Selling Holder and not joint.

                                    ARTICLE V
                                  MISCELLANEOUS

     Section 5.1. Participation in Underwritten Registrations. No Person may
participate in any underwritten registration hereunder unless such Person (a)
agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and these
Registration Rights.

     Section 5.2. Rule 144. The Company covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act and that it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable Holders to sell Registrable
Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such
Rules may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

     Section 5.3. Holdback Agreements. If any registration statement shall be in connection with a Public Offering to be underwritten on a firm commitment basis, then each Holder of Registrable Securities agrees not to effect any sale or distribution of the securities being registered or of a similar security of the
Company or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 under the Securities Act, during the 14 days prior to, and during the 90-day period beginning on, the effective date of such Public Offering (except as part of such underwritten registration), unless the investment banks or underwriters managing the public offering otherwise agree. Notwithstanding anything to the contrary contained in the Management Stockholders Agreement or in this Exhibit C, this Section 5.3 shall not apply with respect to any

                                      -10-

registration statements initially filed after the Piggy-Back Termination Date with respect to a Holder (or offerings made after such Piggy-Back Termination
Date pursuant to shelf registration statements previously on file).

     Section 5.4. Other Registration Rights. Notwithstanding anything contained in this Exhibit C or the Management Stockholders Agreement to the contrary, no provision herein or therein shall be interpreted to limit (i) the right of the
Company to grant Cypress or any other Person any right of registration in respect of any securities of the Company (provided, however, that the Company shall not enter into any agreement with respect to the Registrable Securities which would prevent the Company from complying with its obligations under this
Agreement or (ii) the number of times the Company may grant any such right of registration under the Securities Act to any Person (including Cypress).

                                      -11-

                                                                       EXHIBIT D

                             [Intentionally Omitted]

SCHEDULES

Schedule I    Management Stockholders
Schedule II   Senior Managers

EXHIBITS

Exhibit A     [Intentionally Omitted]
Exhibit B     Permitted Transferee Form of Agreement to be Bound
Exhibit C     Registration Rights
Exhibit D     [Intentionally Omitted]

                                      -i-